Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan (651) 293-2809

ECOLAB REPORTS 16% SECOND QUARTER EPS INCREASE TO $0.36

2006 SECOND QUARTER HIGHLIGHTS:

•                                  Record diluted net income per share, +16%

•                                  Record sales, +7% at fixed currency rates; unfavorable currency impact yields 6% gain to $1.2 billion

•                                  Continued strong North America, Latin America and Asia Pacific businesses lead sales growth

•                                  Double-digit sales gains in Institutional, Pest Elimination and Kay businesses lead U.S. growth.

•                                  Full year EPS forecast range improved to 15%-16% growth

	Second Quarter and Six Months Ended June 30
	Second Quarter		%	Six Months		%
(Millions, except per share)	2006	2005	increase	2006	2005	increase
	(unaudited)			(unaudited)

Net Sales	$1,225.9	$1,158.7	6%	$2,346.0	$2,228.5	5%

Operating Income	153.1	138.3	11%	284.6	256.2	11%

Pretax Income	142.1	126.1	13%	263.2	232.9	13%
Taxes	48.9	44.7	10%	92.2	82.0	12%
Net Income	$93.2	$81.4	14%	$171.1	$150.8	13%

Diluted Net Income Per Common Share	$0.36	$0.31	16%	$0.66	$0.58	14%
Diluted Average Shares Outstanding	256.7	259.6	-1%	257.4	260.1	-1%

Note: Results for both 2005 and 2006 reflect Ecolab’s adoption of SFAS 123(R), which requires the expensing of stock options, and Ecolab’s restatement of prior period results as part of its transition to this new accounting standard.

-more-

ST. PAUL, Minn., July 25, 2006:  Continued strong sales trends in its North American, Latin American and Asia Pacific businesses led Ecolab’s second quarter results to record levels for the period ended June 30, 2006.

Ecolab’s consolidated sales increased 6% to a record $1.2 billion in the second quarter. Net income increased to a record $93 million. Earnings per diluted share grew 16% to $0.36.  Currency translation had an unfavorable impact on net income growth of approximately $1 million for the second quarter of 2006.

All financial results presented in this release include the impact of expensing stock options. Ecolab adopted SFAS 123(R), the accounting standard for expensing stock options, in the fourth quarter of 2005. As part of the transition to the new standard, Ecolab restated its earnings per share in line with the pro forma amounts historically disclosed in the notes to Ecolab’s financial statements.  These restated results were included in Ecolab’s 2005 annual report and are available at Ecolab’s website at www.ecolab.com/investor.

Commenting on the quarter, Douglas M. Baker, Ecolab’s Chairman, President and Chief Executive Officer said, “We had a great quarter.  New accounts, new products and productivity gains led our growth.  Better pricing and operating efficiency improvements lifted operating margins.”

“The outlook for 2006 remains strong.  Strong new account gains and our focus on driving growth and operational improvement should yield further attractive sales and profit gains in the second half of the year.  We also continue to take advantage of competitive changes in our market as we work to deliver the best solutions to our existing and new customers.  We are building a stronger Ecolab to generate sustainable above-average growth. We have accomplished a great deal, and have even more opportunity to expand our sources for growth and shareholder returns.  We think the outlook for our company remains bright, and are determined to aggressively develop it.”

Second quarter sales for Ecolab’s United States Cleaning & Sanitizing operations increased 10% to $544 million, as Institutional and Kay led the growth with double-digit gains. Ecolab’s United States Cleaning & Sanitizing operating income rose 19% to $86 million, as the benefits of the higher sales, cost efficiencies and increased pricing offset higher delivered product costs, investments to install new business, and a charge related to a licensing agreement.

United States Other Services sales increased 9% to $105 million in the second quarter led by double-digit gains by Pest Elimination.  Operating income in the second quarter of 2006 increased 3% to $11 million as gains at Pest Elimination were offset by a regulatory expense in Pest Elimination as well as by accelerated investments at GCS.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 5% to $562 million in the second quarter. Latin America and Canada showed double-digit sales gains, and Asia Pacific sales also showed good increases; Europe recorded a moderate sales gain as markets in our major central countries continued to slow results.  Fixed currency operating income rose 5% to $55 million, as sales growth, pricing initiatives and cost efficiencies offset higher delivered product costs and business investments.  At public currency rates, International sales and operating income both grew 2%.

The tax rate for the second quarter was 34.4% in 2006 and compared to 35.4% in 2005.  The second quarter 2006 tax rate includes a benefit from a favorable tax settlement related to stewardship costs. Excluding that benefit, the tax rate was 35.7% in the second quarter 2006.

Ecolab reacquired 2.9 million shares of its common stock during the second quarter under its share repurchase program.

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking and actual results may differ materially.  These statements do not include the potential impact of business acquisitions, divestitures, higher than anticipated raw material price increases, or other material corporate events, which may be completed after the date of this release.  This Business Outlook section should be read in conjunction with the information on “Forward-Looking Statements” at the end of this release.

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the third quarter 2006 over the third quarter 2005. Gross margins are expected to approximate 51%, and selling, general and administrative expenses are expected to approximate 37%.  Interest expense is expected to be approximately $12 million.  The effective tax rate should be approximately 36%.  Overall, currency translation is expected to benefit third quarter earnings.  Diluted earnings per share are expected to be in the $0.42-$0.43 range in the third quarter of 2006.  Diluted earnings per share were $0.38 for the third quarter of 2005.  For the full year ending December 31, 2006, Ecolab increased the lower end of the earnings per share range by $0.01 and now looks for diluted earnings per share in the $1.41-$1.43 range.  In 2005, Ecolab reported diluted net income per share of $1.23.

With 2005 sales of $4.5 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor.  A replay of the webcast will be available at that site through August 4, 2006.

Listening to the webcast requires Internet access, a soundcard and the Windows Media Player or other compatible streaming media player. If you do not have the Media Player client installed on your PC, you may download a free version of Media Player at http://www.microsoft.com/windows/windowsmedia/download/default.asp.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2006 third quarter and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expenses, effective tax rates, currency translation and earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.

Risks and uncertainties that may affect operating results and business performance include:

•            the vitality of the foodservice, hospitality, travel, health care and food processing industries;

•            restraints on pricing flexibility due to competitive factors, customer or vendor consolidations, and existing contractual obligations;

•            changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefor;

•            the occurrence of capacity constraints or the loss of a key supplier or the inability to obtain or renew supply agreements on favorable terms;

•            the effect of future acquisitions or divestitures or other corporate transactions;

•            our ability to achieve plans for past acquisitions;

•            the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of our products, and (ii) changes in tax, fiscal, governmental and other regulatory policies;

•            economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk;

•            the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries;

•            loss of, or changes in, executive management;

•            our ability to continue product introductions or reformulations and technological innovations; and

•            other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

In addition, we note that our stock price can be affected by fluctuations in quarterly earnings.  There can be no assurances that our earnings levels will meet investors’ expectations.  We undertake no duty to update our Forward-Looking Statements.

###

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2006

(unaudited)

	Second Quarter		Six Months
(thousands, except per share)	2006	2005	2006	2005

Net Sales	$1,225,884	$1,158,664	$2,345,959	$2,228,544

Cost of Sales	608,003	571,066	1,160,494	1,098,041
Selling, General and Administrative Expenses	464,754	449,346	900,881	874,264

Operating Income	153,127	138,252	284,584	256,239

Interest Expense, Net	11,014	12,184	21,342	23,374

Income before Income Taxes	142,113	126,068	263,242	232,865

Provision for Income Taxes	48,934	44,667	92,177	82,038

Net Income	$93,179	$81,401	$171,065	$150,827

Diluted Net Income per Common Share	$0.36	$0.31	$0.66	$0.58

Weighted-Average Common Shares Outstanding
Basic	252,152	255,474	252,846	255,873
Diluted	256,692	259,594	257,389	260,122

2005 amounts have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”

ECOLAB INC.

OPERATING SEGMENT INFORMATION

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2006

(unaudited)

	Second Quarter		Six Months
(thousands)	2006	2005	2006	2005

Net Sales
United States
Cleaning & Sanitizing	$544,477	$496,808	$1,057,924	$963,987
Other Services	104,902	96,328	198,135	182,138
Total	649,379	593,136	1,256,059	1,146,125
International	561,800	536,454	1,071,888	1,020,451
Effect of Foreign Currency Translation	14,705	29,074	18,012	61,968
Consolidated	$1,225,884	$1,158,664	$2,345,959	$2,228,544

Operating Income
United States
Cleaning & Sanitizing	$86,118	$72,660	$165,643	$144,265
Other Services	10,625	10,287	18,634	17,821
Total	96,743	82,947	184,277	162,086
International	55,145	52,431	98,383	88,934
Effect of Foreign Currency Translation	1,239	2,874	1,924	5,219
Consolidated	$153,127	$138,252	$284,584	$256,239

2005 amounts have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

JUNE 30, 2006

	June 30	December 31	June 30
(thousands)	2006	2005	2005
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$105,885	$104,378	$110,023
Short-term investments		125,063
Accounts receivable, net	831,762	743,520	767,612
Inventories	348,117	325,574	334,816
Deferred income taxes	62,722	65,880	73,962
Other current assets	69,883	57,251	69,174
Total current assets	1,418,369	1,421,666	1,355,587

Property, plant and equipment, net	864,894	835,503	833,025

Goodwill, net	977,384	937,019	958,848

Other intangible assets, net	200,401	202,936	218,046

Other assets, net	450,235	399,504	364,977

Total assets	$3,911,283	$3,796,628	$3,730,483

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$262,605	$226,927	$230,530
Accounts payable	274,803	277,635	249,437
Compensation and benefits	189,976	214,131	180,673
Income taxes	28,828	39,583	33,056
Other current liabilities	384,947	361,081	374,689
Total current liabilities	1,141,159	1,119,357	1,068,385

Long-term debt	544,846	519,374	537,912

Postretirement health care and pension benefits	328,186	302,048	287,459

Other liabilities	199,106	206,639	245,183

Shareholders’ equity	1,697,986	1,649,210	1,591,544

Total liabilities and shareholders’ equity	$3,911,283	$3,796,628	$3,730,483

June 30, 2005 amounts have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”